Exhibit 99.1

Investor Contacts:   Gregg Peters / Paul Hockert

Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS THIRD QUARTER 2003 RESULTS

Maintains 2003 EPS Outlook of $1.60 to $1.70

October 29, 2003 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the third quarter and nine months ended October 4, 2003.

Revenues for the third quarter of $54.6 million were down 7% compared to $58.6 million in the third quarter of 2002. Revenues for the first nine months of $143.2 million were down 5% compared to $150.9 million in the first nine months of 2002.

Both the third quarter and year-to-date results were positively impacted by the timing of wholesale shipments, as wholesale shipments continued to out-pace the wholesale order rate. As a result, the Company’s wholesale order backlog of $34.2 million at October 4, 2003 was down 15% compared to $40.1 million at September 28, 2002.

Net income for the third quarter was $8.3 million or $0.62 per share compared to net income of $9.0 million or $0.69 per share in the third quarter of 2002. Net income for the first nine months of 2003 was $19.6 million or $1.48 per share compared to $23.8 million or $1.81 per share in the prior year before the cumulative effect of adopting SFAS No. 142.

Included in 2002 results was $5.4 million of other income recorded in the first quarter of 2002 in connection with the settlement of litigation involving the Company’s information systems, which affects the comparability of the earnings to 2003.  Net income for the first nine months of 2002, adjusted to exclude this $5.4 million of other income and prior to the cumulative effect of adopting SFAS No. 142, was $20.3 million, or $1.55 per share.

Wholesale Customer Orders

Orders during the third quarter of $22.4 million were up 11% relative to orders of $20.1 million in the third quarter of 2002. Wholesale customer orders of $160.5 million in the first nine months of 2003 were down 9% compared to the $176.0 million of orders received in the first nine months of 2002, an improvement from down 11% at the end of the second quarter.

For the third quarter, orders for Village Series products of $8.1 million were up 5% compared to $7.7 million in the prior year, and orders for General Giftware products of $14.3 million were up 15% from $12.4 million. For the first nine months of 2003, orders for the Company’s Village Series products of $84.0 million were down 19% compared to $103.5 million in the prior year, while General Giftware orders of $76.4 million were up 5% from $72.5 million.

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“We were pleased with the strength of the wholesale orders we received in the third quarter, and the fact that it was driven by our Gift & Specialty channel customers and both Village and General Giftware products” noted Susan Engel, Chairwoman and Chief Executive Officer. “We are hopeful that this is an indication that the Gift & Specialty channel is beginning to see positive results as the economy improves.”

The first nine months of 2003 included 40 weeks (as part of a 53-week year), while the first nine months of 2002 included 39 weeks. Wholesale customer orders for the first nine months of 2003 decreased 9% when compared to the first 40 weeks of 2002.

Third Quarter and Year-to-Date Highlights

Third quarter wholesale revenues of $52.8 million were down 7% compared to $56.9 million in the third quarter of 2002. For the first nine months, wholesale revenues of $133.4 million were down 7% compared to $142.9 million in the first nine months of 2002.

For the third quarter of 2003, wholesale revenues for Village products of $23.4 million were down 25% compared to $31.0 million in the prior year, and General Giftware revenues were $29.5 million or up 14% compared to $25.9 million in the third quarter of 2002. For the first nine months, wholesale revenues for Village products of $68.8 million were down 17% compared to $83.3 million in the prior year, and General Giftware revenues of $64.6 million were up 8% compared to $59.6 million.

Retail revenues for the third quarter of 2003 were up 10% to $1.8 million from $1.6 million in the prior year. Retail revenues for the first nine months of 2003 were up 22% to $9.8 million from $8.0 million in the prior year. The Company’s year-round retail stores posted a same store sales increase of 2% during the first nine months of 2003.

Gross margin as a percentage of sales was 52% in both the third quarter of 2003 and 2002. For the first nine months, gross margins of 54% were down compared to 55% in the prior year. The decrease in first nine month gross margins was principally due to the highly promotional retail environment that resulted in lower gross margins within the seasonal store and kiosk components of the Company’s retail business during the first quarter of 2003 as well as a shift in the mix of wholesale product shipments. Management anticipates that fiscal year 2003 gross margins will be approximately 1 to 1 ½ percentage points lower than fiscal year 2002 gross margins principally due to this shift in product mix.

Selling, General and Administrative expenses for the third quarter were $15.0 million, or 27% of sales, compared to $15.6 million, or 27% of sales in the third quarter of 2002. For the first nine months, SG&A represented 32% of sales, or $45.9 million, compared to $48.4 million, or 32% of sales in the prior year. The decrease in SG&A for the first nine months was primarily the result of lower commissions and other variable wholesale expenses, as well as corporate-level cost reductions.

Interest expense for the third quarter was $0.5 million compared to $0.8 million in the prior year. For the first nine months, interest expense was $1.4 million compared to $2.7 million in the prior year. The decrease in interest expense over the comparable periods resulted from a lower interest rate environment, as well as a decrease in the amount of term debt outstanding. The Company pre-paid $30 million of its term debt in March of 2003.

The Company’s income tax provision rates for the third quarter and first nine months of both 2003 and 2002 were 36%, and management anticipates the full year rate will remain approximately 36%.

Accounts receivable at the end of the third quarter were $91.2 million compared to $95.5 million at the end of the third quarter of last year. Accounts receivable decreased principally due to reduced wholesale sales.

Inventories were $26.4 million as of the end of the third quarter compared to $21.6 million a year ago. The increase is principally due to the timing of product shipments from overseas vendors for the Company’s wholesale segment. Management anticipates that wholesale segment inventories at year-end 2003 will approximate 2002 year-end levels.

Capital Expenditures for the third quarter and first nine months were $0.7 million and $1.6 million, respectively, compared to $0.5 million and $1.3 million in the third quarter and first nine months of last year. Management anticipates 2003 capital expenditures to approximate 1% of annual wholesale revenues plus approximately $0.9 million for each year-round retail store opened during the year. During September 2003, the Company opened its fourth year-round store at The Florida Mall in Orlando and plans to open its fifth year-round store at Water Tower Place in Chicago during the fourth quarter.

Fiscal 2003 Outlook

Department 56 today also reaffirmed that management expectations for full-year fiscal 2003 earnings per share are in the range of $1.60 to $1.70.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity. Department 56 also offers Geppeddo® brand dolls, doll accessories and plush items.

Department 56 sells its products through approximately 14,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores and seasonal kiosks throughout the United States, direct mail catalog companies and international distributors. Through its Time to Celebrate division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Investors will have the opportunity to listen to the Company’s October 30 conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2002 dated March 17, 2003 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 4, 2003	December 28, 2002	September 28, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,322	$42,494	$3,535
Accounts receivable, net	91,205	32,620	95,521
Inventories	26,367	14,324	21,550
Other current assets	8,159	9,093	10,213
Total current assets	127,053	98,531	130,819

PROPERTY AND EQUIPMENT, net	18,893	20,908	21,519
GOODWILL, TRADEMARKS AND OTHER, net	59,883	60,061	60,118
OTHER ASSETS	2,589	1,825	2,165
	$208,418	$181,325	$214,621

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$22,000	$2,235	$2,235
Borrowings on revolving credit agreement	41,000	—	36,000
Accounts payable	7,823	8,172	10,527
Other current liabilities	12,733	15,239	18,447
Total current liabilities	83,556	25,646	67,209

OTHER LIABILITIES	2,433	1,358	1,602
DEFERRED TAXES	5,115	5,808	5,409
LONG-TERM DEBT	—	51,765	51,765
STOCKHOLDERS’ EQUITY	117,314	96,748	88,636
	$208,418	$181,325	$214,621

Reclassifications - Certain reclassifications were made to the December 28, 2002 and September 28, 2002 condensed consolidated balance sheets in order to conform to the presentation of the October 4, 2003 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Quarter Ended		40 Weeks Ended	39 Weeks Ended
	Oct. 4, 2003	Sept. 28, 2002	Oct. 4, 2003	Sept. 28, 2002

NET SALES	$54,642	$58,562	$143,176	$150,911
COST OF SALES	26,204	27,869	65,952	68,126

Gross Profit	28,438	30,693	77,224	82,785

Selling, general and administrative expenses	15,019	15,577	45,886	48,365

INCOME FROM OPERATIONS	13,419	15,116	31,338	34,420

Interest expense	451	761	1,404	2,657
Litigation settlement	—	—	—	(5,388)
Other, net	37	233	(615)	(21)

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	12,931	14,122	30,549	37,172

INCOME TAX PROVISION	4,655	5,084	10,998	13,382

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	8,276	9,038	19,551	23,790

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(93,654)

NET INCOME (LOSS)	$8,276	$9,038	$19,551	$(69,864)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - BASIC	$0.63	$0.69	$1.49	$1.83

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(7.22)

NET INCOME (LOSS) PER SHARE - BASIC	$0.63	$0.69	$1.49	$(5.39)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - ASSUMING DILUTION	$0.62	$0.69	$1.48	$1.81

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(7.13)

NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.62	$0.69	$1.48	$(5.32)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	13,138	13,044	13,100	12,972
WEIGHTED AVERAGE SHARES OUTSTANDING - ASSUMING DILUTION	13,294	13,181	13,189	13,139

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$1,193	$1,140	$3,543	$3,692

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

	Quarter Ended		40 Weeks Ended	39 Weeks Ended
	Oct. 4, 2003	Sept. 28, 2002	Oct. 4, 2003	Sept. 28, 2002

Wholesale:
NET SALES	$52,829	$56,916	$133,401	$142,909
INCOME FROM OPERATIONS	23,242	25,629	60,027	65,209

Retail:
NET SALES	1,813	1,646	9,775	8,002
LOSS FROM OPERATIONS	(1,199)	(2,012)	(4,769)	(4,807)

Other -
LOSS FROM OPERATIONS	(8,624)	(8,501)	(23,920)	(25,982)

Consolidated:
NET SALES	54,642	58,562	143,176	150,911
INCOME FROM OPERATIONS	13,419	15,116	31,338	34,420

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the quarter and 39 weeks ended September 28, 2002 segment information in order to conform to the presentation of the quarter and 40 weeks ended October 4, 2003.  These reclassifications had no impact on consolidated net income as previously reported.